Exhibit 10.1

H&R BLOCK EXECUTIVE PERFORMANCE PLAN

(AS AMENDED)

ARTICLE I. GENERAL

SECTION 1.1 PURPOSE >>> The purpose of the H&R Block Executive Performance Plan (the “Plan”) is to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance in order to achieve particular business objectives established for H&R Block, Inc. (the “Company”) and its subsidiaries; and to include in their compensation package a bonus component intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which compensation would be deductible by the Company under the Code.

SECTION 1.2 ADMINISTRATION >>> The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) consisting of at least two members, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall adopt such rules and guidelines as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of the majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below.

SECTION 1.3 ELIGIBILITY >>> Awards may be granted only to employees of the Company or any of its subsidiaries who are at the level of Assistant Vice President or at a more senior level and who are selected for participation in the Plan by the Committee. A qualifying employee so selected shall be a “Participant” in the Plan.

ARTICLE II. AWARDS

SECTION 2.1 AWARDS >>> The Committee may grant annual performance-based awards (“Awards”) to Participants with respect to each fiscal year of the Company, or a portion thereof (each such fiscal year or a portion thereof to constitute a “Performance Period”), subject to the terms and conditions of the Plan. Awards shall be in the form of cash compensation. Within 90 days after the beginning of a Performance Period, the Committee shall establish (a) performance goals and objectives (“Performance Targets”) for the Company and the subsidiaries and divisions thereof for such Performance Period, (b) target awards (“Target Awards”) for each Participant, which shall be a specified dollar amount, and (c) schedules or other objective methods for determining the applicable performance percentage (“Performance Percentage”) to be multiplied by each portion of the Target Award to which a Performance Target relates in arriving at the actual Award payout amount pursuant to Section 2.4 (“Performance Schedules”). The Committee shall specify the Performance Targets applicable to each Participant for each Performance Period and shall further specify the portion of the Target Award to which each Performance Target shall apply. In no event shall a Performance Schedule include a Performance Percentage in excess of 200%.

SECTION 2.2 PERFORMANCE TARGETS >>> Performance Targets established by the Committee each year shall be based of one or more of the following business criteria: (a) earnings, (b) revenues, (c) sales of products, services or accounts, (d) numbers of income tax returns prepared, (e) margins, (f) earnings per share, (g) return on equity, (h) return on capital, and (i) total shareholder return. For any Performance Period, Performance Targets may be measured on an absolute basis or relative to internal goals, or relative to levels attained in fiscal years prior to the Performance Period.

SECTION 2.3 EMPLOYMENT REQUIREMENT >>> To be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or its subsidiaries through the end of the applicable Performance Period, provided that, in the event the Participant’s employment terminates during the Performance Period due to death, disability or retirement, the Committee may, at its sole discretion, authorize the Company or the applicable subsidiary to pay in full or on a prorated basis an Award determined in accordance with Sections 2.4 and 2.5. For purposes of this Section 2.3, (a) “disability” shall be as defined in the employment practices or policies of the applicable subsidiary of the Company in effect at the time of termination of employment, and (b) “retirement” shall mean termination of employment with all subsidiaries of the Company by the Participant after either attainment of age 65 or attainment of age 55 and the completion of at least ten (10) years of employment with the Company or its subsidiaries.

SECTION 2.4 DETERMINATION OF AWARDS >>> In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedules, the Committee shall determine the Performance Percentage applicable to each Performance Target and multiply the portion of the Target Award to which the Performance Target relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.

At the time Target Awards are determined, the Committee may specify that the Performance Percentage attributable to any one or more portions of a Participant’s Target Award may not exceed the Performance Percentage attributable to any other portion of the Participant’s Target Award. In the event such specification is made, actual Award payouts shall be determined accordingly.

SECTION 2.5 LIMITATIONS ON AWARDS >>> The aggregate amount of all Awards under the Plan to any Participant for any Performance Period shall not exceed $2,000,000.

SECTION 2.6 PAYMENT OF AWARDS >>> Payment of Awards shall be made by the Company or the applicable employer subsidiary as soon as administratively practical following the certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Sections 2.4 and 2.5. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

SECTION 2.7 ADJUSTMENT OF AWARDS >>> In the event of the occurrence during the Performance Period of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, other similar corporate transaction or event, any changes in applicable tax laws or accounting principles, or any unusual, extraordinary or nonrecurring events involving the Company which distorts the performance criteria applicable to any Performance Target, the Committee shall adjust the calculation of the performance criteria, and the applicable Performance Targets as is necessary to prevent reduction or enlargement of Participants’ Awards under the Plan for such Performance Period attributable to such transaction or event. Such adjustments shall be conclusive and binding for all purposes.

ARTICLE III. MISCELLANEOUS

SECTION 3.1 NO RIGHTS TO AWARDS OR CONTINUED EMPLOYMENT >>> No employee of the Company or any of its subsidiaries shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company or any subsidiary of the Company.

SECTION 3.2 NO LIMITS ON OTHER AWARDS AND PLANS >>> Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company and its subsidiaries, including any Participants.

SECTION 3.3 RESTRICTION ON TRANSFER >>> The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution.

SECTION 3.4 SOURCE OF PAYMENTS >>> The Company and its subsidiaries shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company or any of its subsidiaries, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.5 EFFECTIVE DATE; TERM; AMENDMENT >>> The Plan is effective as of June 19, 1996, subject to approval by the Company’s shareholders at the Company’s 1996 annual meeting of shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company. If approval of the Plan meeting the requirements of Section 162(m) of the Code is not obtained at the 1996 annual meeting of shareholders of the Company, then the Plan shall not be effective and any Award made on or after June 19, 1996, shall be void ab initio. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

SECTION 3.6 PROHIBITED OR UNENFORCEABLE PROVISIONS >>> Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

SECTION 3.7 SECTION 162(M) PROVISIONS >>> Any Awards under the Plan shall be subject to the applicable restrictions imposed by Code Section 162(m) and the Treasury Regulations promulgated thereunder, notwithstanding any other provisions of the Plan to the contrary.

SECTION 3.8 GOVERNING LAW >>> The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Missouri.